2001 EQUITY PARTICIPATION PLAN
1.	DEFINITIONS.
	As used in this Plan, the following words and phrases shall have the meanings set forth below:
	1.1	"Board" shall mean the duly elected Board of
Directors of the Company, as the same may be constituted from time to time hereafter. In the event that the Board shall, at any time, delegate any of its duties hereunder to a committee of the Board, all references herein to the Board shall include such committee.
	1.2	"Code" shall mean the Internal Revenue Code of 1986,
as amended.
	1.3	"Common Stock" shall mean shares of the Company's
authorized class of common stock, or any shares or securities into which such common stock may be converted or for which such common stock may be exchanged.
	1.4	"Company" shall mean TFN, The Football Network, Inc.,
a Delaware corporation. References to the Company shall also include any parent or subsidiary of the Company (as those terms are defined in
Section 425 of the Code).
	1.5	"Discharged for cause" shall mean, with respect to
any employee, consultant or agent of the Company, the termination of such person's employment or retention of services for: (i) malfeasance, misfeasance or negligence in performing his duties as an employee, consultant or agent of the Company; (ii) an act of embezzlement or fraud, or conviction of any crime involving moral turpitude, (iii) any breach of the terms or conditions of any agreement pursuant to which such person is employed or retained, or
(iv) conduct which the Board in good faith determines has reflected so seriously on the Company's public reputation that the Company's business interests would be prejudiced if the person were retained as an employee, consultant or agent of the Company.
	1.6	"ISO" shall mean any Incentive Stock Option granted
pursuant to this Plan.
	1.7	"NQSO" shall mean any Non-Qualified Stock Option
granted pursuant to this Plan.
	1.8	"Option" shall mean any ISO or NQSO granted pursuant
to this Plan.
	1.9	"Option Agreement" shall mean option agreements
entered into between the Company and a Participant in the Plan to reflect the grant of an Option to such Participant. Option Agreements reflecting the grant of an ISO shall be substantially in the form attached hereto as Exhibit A, and Option Agreements reflecting the grant of a NQSO shall be generally in the form attached hereto as Exhibit B, subject to such additional terms, conditions and provisions as the Board may designate with respect to any particular NQSO.
	1.10 "Participant" shall mean a person who, being eligible to be granted an Option under this Plan, is granted an Option.
	1.11	"Plan" shall mean this Equity Participation Plan, as
the same may be amended from time to time hereafter.
2.  PURPOSE OF THE PLAN.
	2.1	Purpose of the Plan.  The purpose of this Plan is to
provide an opportunity for employees, officers, directors, consultants and agents of the Company, to obtain the benefits of equity ownership in the Company, through the purchase of Common Stock pursuant to Options, including options qualified as Incentive Stock Options under
Section 422A of the Code.
	2.2	Objective of the Plan.  The objective underlying the
Plan is to retain the services of the Company's employees, officers, directors, consultants and agents by providing them with the opportunity to acquire a proprietary interest in the business, which will be an incentive to increase the Company's earnings.
3.  ADMINISTRATION OF THE PLAN.
	3.1	Administration, Powers of the Board.  The Board shall
administer the Plan. Subject to the express provisions of the Plan, the Board shall, in connection with administering the Plan, have the following authority:
		(a) To construe, interpret, and define the terms used
in the Plan;
(b)	To prescribe, amend and rescind rules and regulations relating to the administration of the Plan;
(c)	To approve and grant leaves of absence from employment and to determine the duration and purpose of leaves of absence that may be granted to Participants in the Plan which will not terminate the employee's participation in the Plan.
(c)	To grant ISOs or NQSOs under the Plan; and
(d)	To make all other determinations necessary or advisable to
administer the Plan.
	3.2	Terms of Options.  The Board may add to any Option
Agreement any other terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Board, and shall include such terms, provisions and conditions as are necessary to qualify each option intended to be an Incentive Stock Option as an Incentive Stock Option. The determination of the Board on the matters referred to in this Article shall be conclusive.
	3.3	Appointment of Committee.  The Board may, in its
discretion, appoint a Stock Option Committee (the "Committee") of not fewer than two (2) members to administer the Plan. The Committee, each of whom shall be a member of the Board and none of whom shall be employees, as contemplated by Rule 16b-3, promulgated under the Securities Exchange Act of 1934, as amended, ("Exchange Act") shall serve at the pleasure of the Board. The Board, by resolution duly adopted, may delegate to the Committee all or any part of the Board's authority to administer the Plan.
4.  STOCK SUBJECT TO PLAN.
	4.1	Class of Stock Subject to Plan.  The stock to be
offered for purchase pursuant to Options granted under the Plan shall be shares of the Company's authorized but unissued Common Stock.
	4.2	Number of Shares of Common Stock Subject to Plan.
Subject to adjustment as provided in Section 8.1, the aggregate number of shares of the Company's Common Stock to be delivered upon exercise of the Options granted under the Plan shall not exceed two million seven hundred and fifty nine thousand, five hundred ninety-eight shares (2,759,598) shares. If any Option shall expire or terminate for any reason without having been exercised in full, the unpurchased Common Stock shall revert to the Plan and shall again be shares on which Options may be granted under the Plan.
5.  ELIGIBILITY.
	5.1	Persons Eligible to be Participants.  Employees,
officers, directors, consultants and agents of the Company shall be eligible to participate in the Plan. Any other person so eligible to whom the Board determines to grant Options may also be a Participant in the Plan. No Participant who is otherwise eligible shall be disqualified to receive an Option merely because he is already a shareholder of the Company or merely because he is a Board member, officer or employee. The Board shall identify those individuals who shall be granted Options, determine whether such Options shall be ISOs or NQSOs, shall set the terms and provisions of the respective Option Agreements pursuant to which the Options are granted (such conditions need not be identical among the individuals receiving Options), shall fix the time such Options shall be granted and the number of shares of Common Stock subject to each Option, and shall grant the Options. The Board may grant additional Options to a Participant provided the Board determines the Participant remains eligible.
	5.2	Limitations on ISOs.  Notwithstanding the provisions
of Section 5.1, directors, consultants and agents of the Company who are not also officers or employees shall be eligible to receive only NQSOs.
	5.3	Leaves of Absence.  In the event any Participant is
granted an approved leave of absence, the Board in its sole and entire discretion, may determine the duration and purpose of such leave of absence during which such person may remain a Participant in the Plan, and during which any exercise periods under any Option Agreement shall be suspended, except that in no event shall an Option be exercised after the expiration of such Option.
	5.4	Employment; Continuation of Relationship.
		(a)	Notwithstanding the provisions contained in
the Plan or in any Option Agreement, no employee, consultant or agent has any right to continued employment or retention of services by the Company. The Company may terminate the employment of an employee, or the services of a consultant or agent, at any time or increase or decrease such person's compensation from the rate in existence at the time of the granting of an Option. Nothing contained in the Plan or in any Option Agreement shall affect the other contractual rights of an employee, consultant or agent.
		(b)	If a Participant ceases to be employed or
retained by the Company for any reason other than death, disability or Discharge for Cause, any ISO shall (and NQSOs may, at the discretion of the Board), subject to earlier termination pursuant to any other provision of this Plan, expire three months thereafter (or after such shorter period as may be provided in the Option Agreement) and, during the period after such person ceases to be employed or retained, Options shall be exercisable only as to that number of shares which the Participant could have purchased as of the date of termination of employment or retention.
	5.5	Discharge for Cause.  Notwithstanding any other
provision contained herein, in the event a Participant is Discharged for Cause (defined in clause section 1.5) before exercising Options granted to him, all rights and benefits with respect to such unexercised Options shall be canceled and may not be exercised.
	5.6	Death or Disability.  If any Optionee dies or becomes
disabled, within the meaning of Section 22(e)(3) of the Code, while employed by the Company or any parent or subsidiary or during the three month period after termination of his employment, his ISOs shall (and NQSOs may, at the discretion of the Board), subject to earlier termination pursuant any other provision of this Plan, expire one year after the Optionee ceases to be an employee of the Company (or after such shorter period as may be provided in the Option Agreement). During the one year period the Optionee, or if the Optionee has died the person or persons to whom the Options rights under the Option have passed by will or by applicable laws of descent and distribution, may, to the extent of the number of Shares exercisable as of the date of the termination of his employment, exercise the Option.
6.  OPTION PRICE.
	6.1	Option Price.  The exercise price per share of Common
Stock purchasable under Options granted pursuant to the Plan shall be determined by the Board, provided in no event may the exercise price be less than eighty-five percent (85%) of the fair market value of the shares on the day the Options are granted. In every case the exercise price of any Incentive Stock Option shall not be less than one hundred percent (100%) of fair market value of the shares on the day the Incentive Stock Option is granted, unless the provisions of Section
6.3 of this Plan require that the price be at least one hundred and ten percent (110%) of fair market value of the shares. For the purposes of the Plan, the fair market value of the shares shall be determined conclusively and in good faith by the Board upon the grant of an Incentive Stock Option, acting upon such information and advice as it shall deem necessary.
	6.2	Payment of Option Price.  Payment must be by (1)
cash, (2) certified or cashier's check, (3) stock of the Company whose fair market value is at least equal to the aggregate exercise price under the Option, provided, however, that payment of the exercise price for any Incentive Stock Option may not be by "statutory option stock" (as defined in Section 425(c)(3)(B) of the Code) unless the applicable holding period requirements specified in Section 425(c)(3)(A)(ii) for the statutory option stock have been met, (4) any combination of such items, or (5) such other consideration as the Board may approve, as set forth in any Option Agreement, at the time the Option is granted or at such other time, so long as the fair market value of such consideration, as determined in accordance with Sections 1274 and 483 of the Code, is required by the Option Agreement to be no less than the exercise price per share of the Option multiplied by the number of Shares being purchased. Should the Company's outstanding Common Stock be registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934 at the time the Option is exercised, then the exercise price may also be paid through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions
(a) to a Company designated brokerage firm to effect the immediate sale of the shares of Common Stock and to remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the shares of Common Stock plus all applicable Federal, State and local income and employment taxes required to be withheld by the Company by reason of such purchase, and (b) to the Company to deliver the certificates for the shares of Common Stock directly to such brokerage firm in order to complete the sale transaction.
	6.3	Option Price for ISOs.  If ISOs are granted to any
person owning, at the time of the grant of the ISOs, ten percent (10%) or more of the total combined voting power of all classes of stock of the Company, the Option price for such ISOs must be at least one hundred and ten percent (110%) of the fair market value (computed at the time the Option is granted) of the shares of Common Stock subject to the ISO, and such ISO, by its terms, must expire not later than the day prior to the fifth anniversary of the date on which the ISO was granted.
	6.4	Method of Exercise of Options.  Options may be
exercised only by written notice to the Company, stating the number of Shares being purchased and accompanied by payment in full of the Option price for the number of shares being purchased.
7.  TERM OF OPTIONS.
	7.1	Term of Options.  Each Option and all rights or
obligations under the Option by its terms shall expire on such date as the Board determines, but not later than the day prior to the tenth anniversary of the date on which the Option is granted, except where earlier termination is required under the Plan; provided, that ISOs subject to the provisions of Section 6.3 of the Plan shall expire not later than the day prior to the fifth anniversary of the date on which the ISO is granted.
	7.2	Exercisabilily of Options; Installments.  Each Option
shall be exercisable, and the total number of Shares subject to the Option shall be purchasable, in such installments, as the Board shall determine. Except as otherwise provided for by the Board on the grant of the Option, any Option shall become exercisable in five (5) equal annual installments, commencing one year after the date of the grant of the Option; provided, however, that in no event shall any option become exercisable in annual installments where the portion which first becomes exercisable in any subsequent year is greater than the portion which first becomes exercisable in any earlier year. Notwithstanding the foregoing, all ISOs shall (and any NQSOs may, at the discretion of the Board) become immediately exercisable in any of the following events:
		(a)	The termination of employment or retention
of services of the Participant, for a reason other than Discharge for Cause, following, and within one year after, the merger of the Company into, consolidation of the Company with, or sale or transfer of all or substantially all of the assets of the Company to, another corporation; or
		(b)	The Board, in its sole discretion,
determines that acceleration of the right to exercise is or would be in the best interests of the Company; or
		(c)	The Options shall have become and shall
remain immediately exercisable as set forth below.
	In the event the Company shall, pursuant to action by the Board, at any time propose to merge into, consolidate with, or sell or otherwise transfer all or substantially all of its assets into, another corporation and provision is not made pursuant to the terms of that transaction for the assumption by the surviving, resulting or acquired corporation of the Options, or for the substitution of new options for the Options, the Board shall cause written notice of the proposed transaction to be given to the Participants not less than forty (40) days prior to the anticipated effective date of the proposed transaction. The vesting schedule, as described each individual stock option agreement (qualified or non-qualified), may be accelerated in the event the Company is acquired by or merged with another entity (unless the shareholders of the Company have control of the resulting entity) (a "Sale or Merger with a Third Party"), provided such acceleration is permitted under the terms of the Company's acquisition or merger agreement with the other entity; in the case of a Sale or Merger with a Third Party where there is no or partial acceleration of vesting because acceleration is, in whole or in part, not permitted under the terms of the acquisition or merger agreement with the other entity, then if the Participant is terminated "without cause" after a date which is 60 days prior to the Sale or Merger with a Third Party, then, the vesting schedule, may be accelerated, notwithstanding anything herein to the contrary.
	If the transaction is consummated, the Options remaining unexercised on the transaction date specified in the notice to the Participants by the Board shall terminate on the date such transaction is consummated. If the transaction is abandoned, (i) shares of Common Stock subject to unexercised Options shall continue to be available for purchase in accordance with the Plan and (ii) to the extent that any Option not exercised before such abandonment shall have become exercisable solely by operation of this Section, acceleration of the right to exercise the Options shall be deemed annulled, and the Options shall be exercisable as otherwise provided under the Plan as the date of abandonment.
	7.3	Fractional Shares; Minimum Purchase.  No Option or
installment thereof shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded. A minimum of ten (10) shares of Common Stock may be purchased at any one time unless the number purchased is the total number available for purchase under the Option at the time.
	7.4	Limitation on Exercise of ISOs.  Notwithstanding any
contrary provision of this Plan, the aggregate fair market value (determined as of the time any ISO is granted hereunder) of the Shares with respect to which any ISO is exercisable for the first time by the holder thereof in any calendar year (under all plans of the Company and any parents and subsidiaries) shall not exceed One Hundred Thousand Dollars ($100,000).
8.  ADJUSTMENT OF OPTIONS.
	8.1	Adjustment For Certain Transactions.  If the
outstanding shares of the Common Stock of the Company are increased, decreased, or converted into, or exchanged for, a different number or kind of shares of securities of the Company through a reorganization, merger, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Options may be granted. A corresponding adjustment changing the number or kind of shares of Common Stock and the exercise price for each share allocated to unexercised Options or portions thereof, which Options shall have been granted prior to any such change, shall likewise be made. Any such adjustment, however, in an outstanding Option shall be made without change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each share of Common Stock covered by the Option.
	8.2	Determination of Adjustment. The type and extent of
any adjustments under Section 8.1 shall be made by the Board and shall be final, binding and conclusive. No fractional Shares shall be issued under the Plan on account of any such adjustment.

9.  TRANSFERABILITY.
	9.1	Options Non-Transferable.  ISOs granted under the
Plan shall (and NQSOs may, at the discretion of the Board), by their terms, be non-transferable by the Participant other than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.
	9.2	Limitations on Transfer of Common Stock.  The Board
may, in its discretion, include in any Option Agreement any conditions upon the transferability of the Common Stock issuable upon exercise of such Option which the Board deems reasonable or appropriate, to (i) prevent a violation, or to perfect an exemption from, the registration requirements of the Securities Act of 1933, (ii) implement the provisions of the Plan and any agreement between the Company and the Optionee with respect to such shares, or (iii) permit the Company to determine the occurrence of a disqualifying disposition, within the meaning of Section 421(b) of the Code, of shares transferred upon exercise of an ISO granted under the Plan.
10.  CANCELLATION AND REISSUANCE.
10.1	Cancellation and Reissuance of Options.  The Board shall have the authority to effect, at any time and from time to time, with the consent of the affected Participants, the cancellation of any or all outstanding Options under the Plan and to grant in substitution therefore new Options under the Plan covering the same or different number of shares of Common Stock but having an Option price per share not less than the fair market value on the new grant date, if such Options are ISOs, as determined pursuant to Section 6.1 and provided further that the amount of new Options, if such Options are ISOs, shall be included in determining the amount of shares of Common Stock with respect to which Options become exercisable for the first time in any year, which shall not exceed an aggregate fair market value of One Hundred Thousand Dollars ($100,000) as provided in Section 7.4 hereof.
11.  AMENDMENT.
	11.1	Amendments to Plan.  The Board may, at any time,
suspend, amend or terminate the Plan without further action on the part of the stockholders of the Company, provided that, except as set forth in Section 8.1 above, no amendment may be adopted without further approval of the shareholders of the Company that will:
		(a)	Increase the number of shares which are to
be reserved for Options under the Plan;
		(b)	Extend the maximum term of an Option; or
		(c)	Change the designation of the class of
persons eligible to receive Options.
	11.2	Effect of Termination of Plan.  If the Plan is
terminated by the Board, no Option may be granted after the termination. The amendment or termination of the Plan shall not, without the consent of the Participants, affect the Participants' rights under Options already granted.
12.  RIGHTS OF PARTICIPANTS.
	12.1	Rights Prior to Exercise of Options.  Participants
shall not be entitled to the privilege of stock ownership as to any shares of Common Stock not actually issued and delivered to them.
Upon the exercise of an Option, unless there is in effect at the time under the Securities Act of 1933 a registration statement relating to the stock issuable upon exercise of the Option, and unless there is available for delivery to the Participants a prospectus meeting the requirements of Section 10(a)(3) of said Act, each Participant shall, if requested by the Company, represent and warrant in writing, in a form and substance satisfactory to the Company, that the Shares purchased are being acquired for investment and without any view toward distribution, and shall agree in writing to the imposition of legends on the share certificates setting forth any restrictions upon disposition under applicable securities laws. No Shares shall be purchased upon the exercise of any Option unless and until there has been full compliance with any then applicable requirements of the Securities and Exchange Commission, the California Commissioner of Corporations, or other regulatory agencies having jurisdiction, and of any securities exchanges upon which the shares of Common Stock of the Company may be listed.
	12.2	Plan and Options Subject to Securities Laws.  The
Plan, and the grant and exercise of Options under the Plan, and the Company's obligation to sell and deliver shares of Common Stock upon exercise of the Options, shall be subject to all applicable federal and state laws, rules and regulations and must be approved by any regulatory agencies as may be required or advisable in the opinion of the Company or its counsel. Under no circumstances must the Company issue fractional shares upon the exercise of an Option.
13.  ADOPTION OF PLAN; EFFECTIVE DATE: TERMINATION.
	13.1	Adoption: Effective Date of Plan.  This Plan shall
become effective and Options may be granted under the Plan upon its adoption by the Company's Board, provided, however, the Plan shall be approved by stockholders of the Company within twelve (12) months after the date of the Board's adopting the Plan, and any Options granted under the Plan after the Plan's adoption by the Board, but before the Plan's approval by stockholders, shall not be exercisable until such stockholder approval has been obtained, and shall be subject to such approval.
	13.2	Effective Date of Grant of Options.  The granting of
an Option pursuant to the Plan shall take place at the time of the Board's action, as described in the Plan; provided, however, that if the appropriate Board resolutions indicate that an Option is to be granted as of and at some future date, the date of grant shall be that future date.
	13.3	Termination of Plan.  Unless previously terminated by
the Board, the Plan shall terminate at the close of business on January 24, 2011 (which is the day before the tenth anniversary of the adoption of this Plan by the Board), and no Options shall be granted under it after that date, but such termination shall not affect any Participant's rights under an Option already granted to him.
	14.	Financial Statements.  Holders of Options will
receive the financial statements of the Company at least on an annual basis in accordance with the requirements of Rule 260.140.46 of the Rules of the California Corporation's Commissioner.

The Board of Directors adopted this Plan by unanimous resolution on January 24, 2001.
/s/ Norm Early
/s/ Dexter Jenkins
/s/ Harland Svare
/s/ Jantonio Turner


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APPENDIX B
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